Exhibit 99.1 iHeartMedia Today
#1 Audio Media Company in the U.S.[3]
$3.6 Billion PF Revenue[1]	~$1.0 Billion PF Adj. EBITDA[1]	27% PF Adj. EBITDA Margin[1]

275M US Monthly Broadcast Reach	146M Social Followers	130M Registered iHeartRadio Users	130M Monthly Podcast Downloads and Streams

854 Owned Broadcast Radio Stations	800+ Station & Personality Websites	250+ Listening Platforms	20,000+ Events

[1]

Pro Forma 2018 financials give effect to the Separation as if had occurred on January 1, 2018; Adjusted EBITDA is a non-GAAP financial measure. See appendix for a reconciliation of adjusted EBITDA to the most directly comparable GAAP metrics

[2]

Fall 2018 Nielsen Audio Nationwide- Monthly Reach People 6+; Shareablee May 2019, Includes fans and followers of iHeartMedia’s stations, brands, and personalities; Podtrac Ranker June 2019 (GLOBAL DOWNLOADS & STREAMS).

[3]	Based on Consumer Reach

Debt Capitalization

Post-Emergence Debt ($M)	Maturity	Interest Rate	6/30/2019

New ABL Facility(~$390M Undrawn Availability)[1]	2023	LIBOR + 1.25% - 1.75% (eurocurrency rate)	0

New Term Loan Facility	2026	LIBOR + 4.00%	3,498

New Senior Secured Notes	2026	6.375%	800

New Senior Unsecured Notes	2027	8.375%	1,450

Other Debt [2]			58

Subsidiary Preferred Stock			58

Total Post-Emergence Debt			5,864

PF 2018 Net Income (Loss)			(38)

PF 2018 Adjusted EBITDA[3]			976

Total Post Emergence Debt to PF 2018 Adjusted EBITDA[3]			6.0x

1 As of June 30, 2019, we had no amounts drawn under the New ABL Facility and ~$390mm availability. The $450M facility is limited by a receivables borrowing base and backstops ~$60M in letters of credit, which reduces available borrowing capacity

2 Other debt includes lease obligations, subsidiary notes payable, and contract obligations

3 Pro Forma 2018 financials give effect to the Separation as if it had occurred on January 1, 2018; Adjusted EBITDA is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Items” in this appendix for a reconciliation of adjusted EBITDA to the most directly comparable GAAP metrics

Figures may not foot due to rounding

Reconciliation of Non-GAAP Items

Fiscal Year Ended December 31 ($M)	2016(PF)[1]	2017(PF)[1]	2018(PF)[1]

Consolidated Net Loss	(354)	(656)	(38)
% Margin	(10% )	(18% )	(1%	)

Income Tax (Benefit) Expense	(127)	(177)	14

Interest Expense	1,475	1,484	335

Depreciation & Amortization	291	275	212

EBITDA	1,285	927	523

Other Expense, Net	16	49	24

Gain on Extinguishment of Debt	(158)	(1)	–

Equity in (Earnings) Loss of Nonconsolidated Affiliates	15	2	–

Impairment Charges	1	6	33

Other Operating (Income) Expense, Net	1	(9)	9

Share-Based Compensation	3	2	2

Restructuring and Reorganization Expenses	39	44	385

Adjusted EBITDA	1,202	1,019	976
% Margin[2]	34%	28%	27%

[1]	Pro forma for the Separation as if it had occurred at the beginning of the period
[2]	Calculated as Adjusted EBITDA divided by Revenue

Figures may not foot due to rounding